Exhibit 10.1

RESTATED CONSULTING SERVICES AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”), is made and entered into as of this 2nd day of August, 2009 (the “Effective Date”), by and among WQN, Inc., a Texas corporation (the “Company”), Quamtel, Inc., (“Parent”) and iTella, Inc., (hereinafter referred to as “Consultant”), as amended and restated on December 1, 2009.  The Company and Consultant are sometimes collectively referred to as “Parties” or individually as a “Party”.

R E C I T A L S

WHEREAS, the Company is an emerging global provider of advanced communications services specializing in Virtual calling cards with 100% online distribution, residential and Business phone replacement services with low cost international termination and Toll Free-Virtual Fax with unified messaging capabilities utilizing Voice over Internet Protocol (VOIP) as its core technology component; and

WHEREAS, Consultant has significant experience with operations, administration, financing, marketing and day to day operations of the Company; and

WHEREAS, the Company desires to utilize Consultant’s business expertise and Consultant desires to provide services to the Company.

NOW, THEREFORE, in consideration of the mutual promises and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby expressly acknowledged, the Parties agree as follows:

A G R E E M E N T

ARTICLE I

APPOINTMENT

1.1           Appointment.  The Company hereby engages Consultant to furnish the services described in Article 3 of this Agreement, and Consultant hereby accepts such engagement.  The Consultant agrees to use its best efforts to perform its duties, responsibilities, and obligations set forth in this Agreement.

1.2           Status of the Parties.  It is expressly understood and agreed that in the performance of services under this Agreement, Consultant shall, at all times, be an independent contractor with respect to the Company, and not an agent, officer or employee of the Company.  Further, it is expressly understood and agreed by the Parties that nothing contained in this Agreement is intended to create a joint venture, partnership, association or other affiliation or like relationship between the Parties.  In no event shall either Party be liable for the debts or obligations of the other Party.  Consultant understands that it will not be treated as an employee for Federal tax purposes and that Consultant shall be responsible for all taxes, Social Security and FICA payments and withholding.

Consultant shall not be entitled or eligible to receive workman’s compensation insurance, disability or unemployment insurance benefits or any other employee benefits offered by the Company to its employees.

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Stuart Ehrlich		Salvatore Nasca

ARTICLE II

CONDITIONS AND TERMS OF AGREEMENT

The Company shall at all times retain and exercise full control over the operations of the Company’s business.  Nothing in this Agreement shall be deemed to delegate to Consultant any such control or responsibility.  Consultant shall perform only those functions set forth in this Agreement or otherwise delegated by the Company, and shall be solely responsible for determining the manner in which the services are rendered.  The Company shall provide Consultant with access to the Company’s premises and its employees to enable Consultant to perform its services hereunder.

ARTICLE III

OBLIGATIONS OF CONSULTANT

Consultant shall devote its best efforts, skill and sufficient time and attention to carry out its responsibilities under this Agreement.  Consultant shall report to the Chief Executive Officer of the Company (the “Chief Executive Officer”) and the Board of Directors of the Company (the “Board of Directors”).  Consultant shall provide, at the reasonable request of the Chief Executive Officer and the Board of Directors (the “Management”), advanced business strategy, financing, product development and marketing advice including but not limited to day to day operations.  Consultant shall act in substantial accordance with all reasonable instructions and directives of Management.  Consultant shall comply with all written policies and procedures of the Company that are furnished to it and which are applicable to Company employees in general, in connection with the performance of services hereunder.  Consultant shall be available, at reasonable times and upon reasonable notice, to consult with Management.

ARTICLE IV

PAYMENT

4.1           Consideration.  In consideration of the services provided by Consultant pursuant to this Agreement, the Company shall pay to Consultant $200,000 on an annual (12 calendar month) basis for a period of six months then after the first six months starting February 1, 2010 the annual basis will increase to $250,000. All payments shall be payable in equal monthly installments commencing on the Effective Date of August 2, 2009, and the above base compensation shall be in addition to the profit sharing compensation listed in Section 5.2 and other benefits listed in Article V.

4.2           Reasonableness of Payments.  The amounts paid to Consultant hereunder have been determined by the Parties in good faith and through arms-length negotiation and are intended to be based on fair market value for the services rendered by the Consultant.

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ARTICLE V

BUSINESS EXPENSES; ADDITIONAL BENEFITS

5.1           Reimbursement of Expenses.  The Company shall reimburse Consultant for business expenses incurred in the performance of its services pursuant to this Agreement, including, without limitation, travel, entertainment, and the use of any and all communications devices without limit.  Requests for reimbursement must be in writing and accompanied by appropriate documentation.

5.2           Revenue Sharing.  Consultant shall be entitled to and is due to receive revenue sharing in such amounts of a total of nine percent (9%) of all current and future Parent and  Company  gross revenues, but in no event more than $800,000 in any calendar year.  Gross revenues are payable at such times as results are reported in quarterly Form 10-Q’s.  This benefit is owing and due over the life of the contract and any renewals.

5.3           Office Space. Consultant shall maintain at its expense its own business office suitable for use by Consultant in the performance of its services at the Company’s executive offices or at a location satisfactory to Consultant, and in addition Consultant shall be provided adequate work space in the Company’s offices.

5.4           Stock Option Plan.  In consideration of the execution by Consultant of this Agreement and for services rendered hereunder, employees of Consultant  may be eligible for grants of stock options pursuant to the Parent’s  Equity Incentive  Plan, in such amounts as may from time to time be determined by the Board of Directors of Parent (or the Stock Option/Compensation Committee), in its sole discretion..

ARTICLE VI

TERM OF AGREEMENT

6.1           Term.  The term of this Agreement shall be for a period of Five years from the Effective Date.  This Agreement shall automatically renew for successive one year period if approved by both parties.  This Agreement shall automatically terminate upon (i) failure of the Consultant to perform its duties hereunder; (ii) failure of Consultant to provide adequate staffing for its obligations, or (iii) a Change of Control of the Company, as defined below , in which case  Consultant shall be entitled to receive (a) a lump sum payment from the Company, within five (5) days after such termination, equal to the consideration, as defined in Sections 4.1, 5.2, 5.4, 5.5 and 5.6 due to Consultant for the remaining term of this Agreement and (b) any and all stock options granted to Consultant shall immediately vest, and become exercisable in accordance with their terms.  Sections 5.2, 5.4, 5.5 and 5.6 shall be calculated throughout the term based on reasonable projections in conjunction with a six month trailing average.

6.2           Force Majeure.  The inability of any Party to commence or complete its obligations hereunder by the dates required resulting from delays caused by strikes, walk-outs, insurrection, fires, floods, hurricane, freight embargoes, epidemics, quarantine restrictions, any law, act, order, proclamation, decree, regulation, ordinance or any other acts of any governmental or judicial authority, acts of God, acts of terrorists, war, emergencies, equipment failures, shortages or unavailability of materials, unavailability of necessary utilities or other similar causes beyond the Party’s reasonable control which shall have been timely communicated to the other Party, shall extend the period for the performance of the obligations for the period equal to the period(s) of any such delays(s); provided that such Party shall continue to perform to the extent feasible in view of such force majeure event.

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6.3           Change in Control of the Company Defined.  The term “Change in Control of the Company” shall mean (i) the approval by the shareholders of the Company ‘s Parent of a reorganization, merger, consolidation or other form of corporate transaction or series of transactions, in each case, with respect to which persons who were the shareholders of the Company immediately prior to such reorganization, merger or consolidation or other transaction do not, immediately thereafter, own more than 50% of the combined voting power entitled to vote generally in the election of directors of the reorganized, merged or consolidated company’s then outstanding voting securities, or (ii) the sale of all or substantially all of the assets of the Company or (iii) the liquidation of the Company  or its Parent , or (iv) a change in the composition of the Board of Directors such that the present members do not constitute a majority of the Board of Directors.

6.4           Section 280G or 409.  In the event Consultant is considered a “specified employee” as defined in Internal Revenue Code (“Code”) Section 409(A)(2)(B)(i), or in the event that any payment, benefit or compensation (within the meaning of Sections 280G(b)(2) or 409A of the Code) to the Consultant or for its benefit is paid or payable or distributed or distributable pursuant to the terms of the this Agreement or otherwise in connection with, or arising out of, its engagement by the Company or a change in ownership or effective control of the Company or a substantial portion of its assets (a “Payment” or “Payments”), would be subject to excise or additional tax or interest imposed by Code section 4999 or required under Code section 409A(b)(1) and/or any interest, tax or penalties are incurred by the Consultant with respect to such excise or additional tax (such excise or additional tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then either (i) the Consultant shall promptly receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Consultant of all taxes (including any interest or penalties, other than interest and penalties imposed by reason of the Consultant’s failure to file timely a tax return or pay taxes shown due on its return, imposed with respect to such taxes and the Excise Tax), including any Excise Tax imposed upon the Gross-Up Payment, the Consultant retains an amount of the Gross-Up Payment equal to the Excise Tax imposes upon the Payments, or (ii) solely at the Company’s election, any lump sum payment due to Consultant as a result of the provisions of Section 6.1, 6.2.2 or 6.2.3, shall be paid to Consultant 6 months after the date such payment is otherwise due, together with interest at the rate of 8% per annum on such lump sum amount.

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ARTICLE VII

COVENANTS

7.1           Confidentiality.  Consultant shall (a) not disclose or reveal any confidential information (as herein defined) to any person other than those who are actively and directly participating in the services rendered by Consultant under this Agreement and (b) not use any confidential information regarding the Company for any purposes other than in connection with the services to be rendered by Consultant hereunder, and (c) take all steps as are normally used by Consultant in protecting confidential information to assure adherence to the terms of this Agreement.  In the event that Consultant is requested pursuant to, or required by, applicable law or regulation or by legal process to disclose any confidential information regarding the Company, Consultant agrees that it will provide the Company with prompt notice of such request(s) to enable the Company to seek an appropriate protective order and/or waive compliance by Consultant with the provisions of this Section.  “Confidential Information” means all information about the Company, in any form, however and whenever acquired, that is not generally known to business competitors or the general public, and which is treated as confidential by the Company, including, without limitation:  price lists, customer lists, vendor or supplier lists, procedures, improvements, modifications, enhancements, concepts and ideas, business plans and proposals, business methods,  technical plans and proposals, research and development, know how, budgets and projections, sales techniques, market studies, competitive analyses, accounts receivable or payable, billing methods and other non-public financial information, information regarding the skills and compensation of employees, technical memoranda, reports, designs and specifications, product and user manuals, software (whether or not reduced to writing and whether or not protectable by patent or copyright registration), in both object code and source code, engineering, hardware configuration information, new product and service developments, and other information, data and documents now existing or later acquired, regardless of whether any of such information, data or documents qualify as “trade secrets” under applicable Federal or state law.  Notwithstanding the foregoing, “confidential information” does not include information which is generally known in the trade or industry, or which is not gained as a result of a breach of a duty to maintain the secrecy of the Company’s confidential information.  The phrase “generally known” shall mean readily accessible to the public in a written publication.

ARTICLE VIII

MISCELLANEOUS

8.1           Indemnification.  To the fullest extent permitted by law, the Company and Parent shall promptly indemnify Consultant for all amounts (including, without limitation, judgments, fines, settlement payments, losses, damages, costs and expenses (including reasonable attorneys’ fees)) incurred or paid by Consultant in connection with any action, proceeding, suit or investigation arising out of or relating to the performance by Consultant of its services pursuant to this Agreement.  This indemnification shall also apply to Consultant’s prior activities as an officer and director of the Company.  The Company and Parent shall use its best efforts to include Consultant as an insured under any insurance policy covering its officers, directors and employees.

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8.2           Notice.  Any notice, request or demand given pursuant to this Agreement shall be in writing and either hand delivered, or sent by certified or registered U.S. mail, return receipt requested.  Notice shall be deemed given upon receipt and delivered to the respective addresses set out below, or to such other address as a Party shall specify in the manner required by this Section, as follows:

If to COMPANY:

WQN, Inc.

14911 Quorum Drive

Suite 140

Dallas Texas

Attn: Stuart Ehrlich, CEO

If to CONSULTANT:

iTella, Inc.

135 Weston Road

Suite 326

Weston, Florida 33326

8.3           Assignment.  Consultant may only assign any of its rights under this Agreement to an entity controlled by Consultant.  The Agreement may not be assigned by the Company without Consultant’s prior written consent.

8.4           Observation Rights.  In consideration of the execution by Consultant of this Agreement, one representative of Consultant shall have the right to attend all meetings of the Board of Directors.

8.5           Governing Law/Prevailing Party.  This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Florida applicable to contracts executed and to be wholly performed within such state without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any other jurisdiction other than the State of Florida.  This Agreement shall be subject to the exclusive jurisdiction of the courts of the State of Florida located in Broward County, Florida or the United States District Court for the Southern District of Florida.  The parties to this Agreement agree that any breach of any term or condition of this Agreement shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida and irrevocably and expressly agree to submit to the jurisdiction of such courts in the State of Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby.  The parties irrevocably waive, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof brought in Broward County, Florida, and further irrevocably waive any claim that any suit, action or proceeding brought in Broward County, Florida has been brought in an inconvenient forum.  The prevailing party in any suit brought hereunder shall be entitled to reimbursement for legal fees and costs incurred in connection with such suit (and appeal).

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8.6           Entire Agreement.  This Agreement contains the entire agreement of the Parties and supersedes all prior agreements, contracts and understandings, whether written or otherwise, between the Parties relating to the subject matter hereof and may not be modified except by an amendment signed by the Parties.

8.7           Termination.  This agreement is irrevocable and under no circumstance can be canceled by the company for any reason what so ever.

8.8           Severability.  If any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.  If any provisions shall be determined by a court of competent jurisdiction to be unenforceable because excessively broad or vague as to duration, activity or subject, it shall be construed by limiting, reducing or defining it, so as to be enforceable.

8.9           Waiver.  Neither the failure nor delay on the part of either Party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver hereof.  No waiver shall be effective unless it is in writing and is signed by the Party asserted to have granted such waiver.

[Signatures Follow]

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Stuart Ehrlich		Salvatore Nasca

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date and year set forth on the first page of this Agreement.

WQN, INC.

By:
Stuart Ehrlich , President

QUAMTEL, INC.

By:
Stuart Ehrlich , President

ITELLA, INC / CONSULTANT

By:
Salvatore Nasca, Jr. President-CEO

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Stuart Ehrlich		Salvatore Nasca